                                                                    EXHIBIT 12.1

                               AMETEK, Inc.

                  (Formerly Ametek Aerospace Products, Inc.)

   Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                           (Dollars in millions)


                                                                      Year Ended December 31,
                                                         --------------------------------------------------
                                                           1996      1995       1994      1993        1992
                                                          ------     -----     ------     -----       -----
Earnings:
  Income from continuing operations....................   $ 43.1     $36.9     $ 29.0    $(13.3)      $37.2
  Income tax expense (benefit).........................     23.3      21.7       17.0      (7.5)       18.2
  Interest expense--gross..............................     19.7      20.3       22.3      18.6        20.2
  Capitalized interest.................................     (0.6)     (0.1)      (0.7)     (1.0)       (0.5)
  Amortization of debt financing costs.................      0.1       1.2        1.4       0.1         0.2
  Interest portion of rental expense(1)................      1.8       1.6        1.4       1.4         1.2
                                                          ------     -----     ------     -----       -----
    Adjusted earnings..................................    $87.4     $81.6     $ 70.4     $(1.7)      $76.5
                                                          ======     =====     ======     =====       =====
Fixed Charges:
  Interest expense, net of capitalized interest........    $19.1     $20.2     $ 21.6     $17.6       $19.7
  Capitalized interest.................................      0.6       0.1        0.7       1.0         0.5
  Amortization of debt financing costs.................      0.1       1.2        1.4       0.1         0.2
  Interest portion of rental expense(1)................      1.8       1.6        1.4       1.4         1.2
                                                          ------     -----     ------     -----       -----
    Fixed charges......................................   $ 21.6     $23.1     $ 25.1     $20.1       $21.6
                                                          ======     =====     ======     =====       =====
Ratio of adjusted earnings to fixed charges............     4.0x      3.5x       2.8x        -- (2)    3.5x
                                                          ======     =====     ======     =====       =====
             a
--------

(1)  Estimated to be 1/3 of total rent expense.

(2) Earnings from continuing operations in 1993 were insufficient to cover fixed charges by approximately $21.8 million.